Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	December 12, 2008

H.B. Fuller Reports Preliminary Fourth Quarter and

Fiscal Year 2008 Financial Results

Conference Call Today at 9:30 A.M. CST

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today reported preliminary financial results for the fourth quarter and fiscal year that ended November 29, 2008.

Based on preliminary financial information, the Company now expects to report net revenue of approximately $350 million and income from continuing operations per diluted share of approximately $0.24 in the fourth quarter. The Company had previously expected net revenue of $380 to $390 million and income from continuing operations per diluted share of $0.40 to $0.45. On a full-year basis, the Company now expects to report net revenue of approximately $1.391 billion and income from continuing operations per diluted share of approximately $1.41.

“Commercial activity remained relatively strong in the first month of our fourth quarter but then turned sharply lower in the final six weeks of the period, corresponding to the disruption in the global financial and credit markets. Operating margin was depressed due to the negative impact of lower volumes and the ongoing impact of high raw material costs,” said Michele Volpi, president and chief executive officer. “The decline in volume in recent weeks can be attributed to several factors including reduced end-market demand, customer decisions to reduce inventory, and disruptions related to currency fluctuations and tight credit conditions. Obviously, it is a difficult time to predict future trends. That said, it now seems clear that market demand will be challenged for some time into the future while declining raw material costs will provide an offsetting benefit. In this environment we are taking the steps necessary to manage those factors under our control and judiciously execute on contingency plans to address whatever market conditions exist in 2009 as we also continue capturing growth opportunities in the marketplace,” continued Volpi. “We remain committed to long-term profitable growth, and we will continue to invest prudently in our strategy of innovation, differentiation and geographic expansion. In addition, we will look to seize opportunities in these difficult end market conditions to build market share.”

All numbers referenced for the fourth quarter and fiscal year are preliminary and subject to audit and will not be final until the Company files its Form 10-K.

Conference Call:

The Company will host an investor conference call to discuss its preliminary fourth quarter and fiscal year results today at 9:30 a.m. central standard time (10:30 a.m. eastern standard time). The dial-in number is 888-217-5341 and the conference ID is 77429220. The conference call audio will also be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the investor relations section. For those unable to listen live, an audio replay of the event will be archived on the Company’s website.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2007 net revenue of $1.4 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit its website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 4, 2008, July 2, 2008, and October 3, 2008, and 10-K filing of January 30, 2008. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.